SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CHAD THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

McDowell Investments, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McDowell Investments, L.P.
15700 College Boulevard, Suite 100
Lenexa, Kansas 66219

August 25, 2003

Dear Fellow Shareholder:

           We are gratified to read in Management’s most recent letter to shareholders dated August 18th that Chad’s long suffering turnaround phase is now complete. A turnaround originally begun in April of 1998, over 5 years ago, that has seen the share price of Chad move from $8.00 per share to $2.08 per share. We are surprised that Chad would choose this time to make such an announcement.

An Act of Desperation

           Chad’s Management, in what we believe is an act of desperation and an almost unprecedented move, announced unaudited revenue and net earnings for July as if to imply that a single month would establish a trend.

           Management also reiterates their first quarter revenues and net earnings percentage increases. Further examination of the first quarter report of what otherwise would be an impressive percentage increase reveals that the actual dollar amount increase in net earnings was only $46,000 compared to last fiscal year’s first quarter. In fact, if Chad duplicates its first quarter net earnings for the next three quarters the total amount of net earnings would be barely enough to pay the salaries of the top six executives. Last year Chad paid their top six executives $949,839 in salaries, not including $149,153 in bonuses and other non-salary compensation. As we mentioned in our August 15th letter to you, Messrs. Jones’s and Yager’s total compensation, not including options granted in 2000 and 2001, increased every year for the last three years.

           We remind you that many times in Chad’s recent periodic reports and solicitation materials Management has made rosy predictions about Chad’s future as the share price has plummeted more than 25% since August 22, 2002. Do not be fooled by Management’s desperate attempts to win your vote by taking what we believe to be an unprecedented and questionable move of announcing financial results for a single month and continuing to make more rosy predictions.

Tom Jones — The Absentee CEO

[GRAPHIC OMITTED]

»	March 1997	Tom Jones becomes a consultant to Chad.
»	October 1997	Tom Jones appointed to the Board.
»	April 1998	Tom Jones becomes absentee CEO.
»	November 1998	Tom Jones becomes absentee President.
»	January 2003	Tom Jones relinquishes Presidency but will "endeavor" to spend 25% of his time at Company headquarters for reduced pay.
»	Today	Chad's share price still going nowhere.

           We believe there are many problems with Chad that the current Board has failed to recognize and/or rectify. One glaring example is the day-to-day operation of the Company, which the Board has the responsibility to oversee. The Chief Executive Officer, Mr. Tom Jones, lives half a continent away from his workplace and has done so since Chad hired him more than 5 years ago. We question the commitment of the CEO, who has worked, presumably full time earning substantial salary at a company headquartered in California and who continues to live in Kansas City.

           How confident are you of the level of attention Mr. Jones pays to Chad on a daily basis?

           Chad’s 2002 proxy statement disclosed, “In order to assist Mr. Jones with his relocation to Southern California, the Company agreed to reimburse Mr. Jones for certain expenses not to exceed $2,300 a month during the first 24 months of Mr. Jones’ employment. Beginning April 1, 2002, the time frame was extended indefinitely and the reimbursement was reduced to $1,800 per month.” If you assume that Chad reimbursed Mr. Jones the maximum amount allowable per month under his employment agreement, then Chad would have paid him approximately an additional $110,400 through December

31, 2002. Chad’s 2003 proxy statement does not mention expenses for Mr. Jones; however, his employment agreement (amended effective January 1, 2003), which Chad attached as an exhibit to the Company’s amended 2003 Form 10-K, allows for such reimbursement. We wonder how much Chad has reimbursed Mr. Jones since January 2003?

           We also question the Board’s commitment to Chad. According to their 2003 proxy statement, Chad’s directors and officers own a total of 768,455 shares, not counting unexercised options and shares held by retiring director David Cutter. However, Management’s implication that officer and director ownership represents a financial commitment to Chad is misleading. This year and last year (the only years that data is available to us), five directors exercised 50,000 options and converted them into common shares. Chad gave these options, at no cost, to officers and directors as incentives and present much less of a financial commitment by the officers and directors, especially with their ability (according to Chad’s proxy statement) to use Chad shares they own to pay the exercise price and corresponding income tax. We also call your attention to the fact that the Board’s newest nominee, Kathleen M. Fisher, owns NO shares. If Management truly is interested in demonstrating the financial commitment of officers and directors, we ask that they release a list showing how many shares each director and officer actually purchased with their own funds, and not acquired through the exercise of options, while presiding over Chad’s share price decline.

           Mr. McDowell is committed to Chad as an investor. Mr. McDowell bought and paid for 410,200 shares of Chad, representing a financial commitment in excess of $900,000. As a significant shareholder, Mr. McDowell’s interests and goals are aligned with yours. We recognize the value and benefit of Chad’s products and the quality of life they add to the users. However, we believe the Company’s products, no matter how beneficial, will never be successful nor will shareholder value increase without a solid and aggressive marketing focus, something we believe to be sorely lacking with current Management.

           It is also unclear how many shares one director, Mr. Brophy, owns. According to his most recent Form 4 filed on August 13, 2003 with the SEC, Mr. Brophy reported that he only owns 5,000 shares. However, according to the Company’s 2003 proxy statement, Mr. Brophy owned 21,243 shares prior to the acquisition of the additional 5,000 shares he reported on the Form 4. We acknowledge that mistakes can be made, but before Chad accuses Mr. McDowell of making a mistake and dragging his name through the mud for it, maybe Chad should take a closer look at its own directors’ filings.

Setting the Record Straight

           Mr. McDowell sold Med4Home (a company he founded seven years before the sale) to Lincare Inc. for $83.5 million in 2001. Prior to the sale, Med4Home was a significant buyer of the Total O2 system. Sometime after the sale of Med4Home to Lincare, Lincare terminated the purchase of Total O2 systems from Chad. Chad had the obligation to continue the relationship and continue to sell the Total O2 system to Lincare. Chad lost the account and is now trying to pin the blame on Mr. McDowell for its own lack of sales and marketing expertise.

           In their most recent letter to shareholders, Chad plays fast and loose with the facts. One portion of their letter discusses Mr. McDowell’s sale of Med4Home to Lincare and calls Lincare a “non-customer.” Yet also in the same letter, they claim that Mr. McDowell’s litigation with a “leading Chad Customer” is a reason not to vote for Mr. McDowell. Chad is talking about the same company – Lincare. How much faith can to put into Chad’s management if they will misstate the facts to gain your vote?

           Chad’s claim that Mr. McDowell is unqualified or that he does not understand the business is unbelievable. Mr. McDowell has been in the durable medical equipment (“DME”) field for 12 years. He founded and eventually sold two DME companies for over $100 million and continues to operate a wholesale respiratory drug company. Chad acknowledges his former company, Med4Home, prior to its sale, was a significant buyer of Chad’s equipment so they are well aware of Mr. McDowell’s experience.

           Although Mr. McDowell attended all board meetings as a member of the board of Maxus Realty Trust in 2000 and 2002, as Chad indicated in their most recent letter to its shareholders, Mr. McDowell did miss two board meetings in 2001. However, Chad failed to point out that several Chad board members have missed Chad board meetings, too. According to Chad’s 2002 and 2003 proxy statements, Mr. Brophy missed one Board meeting in each of the last two years and other Board members have also missed Board and committee meetings over the past two years. Maybe Chad should first worry about the attendance of its own Board members at Board meetings.

           Let us be clear — McDowell Investments, L.P. is acting on its own behalf and has no relationship with any individual or group in connection with this proxy solicitation, except as reported in our proxy statement. If any other such relationships existed, the law requires that such relationship be disclosed to the SEC and all shareholders. McDowell Investments, L.P. and its nominee, Mr. McDowell, are complying with all SEC regulations.

What is Chad so Afraid of?

           Surely one highly qualified nominee who has new ideas should not be a threat to six other Board members. We question the Board’s focus if one individual could, if he so chose, so easily disrupt and dominate six other board members. Mr. McDowell, should he be elected, expects to be cooperative and helpful to the extent other Board members are willing to listen and take advantage of his 12 years of experience. Helping Chad move forward is in Mr. McDowell’s best interests as a 4.2% holder of the Company’s shares. Helping Chad to focus on sales and marketing, we believe, will benefit all shareholders.

Chad by the Numbers

           Independent research provided by Multex Investor, available by linking to Multex Investors at www.yahoo.finance.com, rates Chad against its industry peers and the health care sector. We invite you to review all of the independent information available. We believe you will agree with us that Chad has significantly under-performed its peers by virtually any measure. We also believe that Management and the Board, which oversees them, should accept responsibility for Chad’s dismal performance and recognize that they need to be open to fresh ideas from experienced business people such as Mr. McDowell.

           Under the Category of Management Effectiveness, every single comparison between Chad and its peer group is negative.

Management Effectiveness (TTM)*	Chad	Industry Peers

Return on Assets	-3.10	11.14
Return on Assets (5 Yr. Avg.)	-8.81	8.59

Return on Investment	-3.68	15.12
Return On Investment (5 Yr. Avg.)	-9.74	12.19

Return on Equity	-3.68	20.92
Return on Equity (5 Yr. Avg.)	-9.74	18.21

*Trailing twelve month period

        According to Multex Investor, Management Effectiveness is widely regarded as the ultimate measure of corporate performance.

           According to Multex Investor, negative numbers indicate that your return as a Chad shareholder during the trailing twelve month period is less than the return on a risk free investment in U.S. Treasuries. Multex Investor states, “If a business is consistently unable to earn as much from its capital as could be obtained from a risk free U.S. Government bond, shareholders would be well within their rights to believe they’d do better if they liquidated the firm, divided up the proceeds, and invested in treasuries.”

           Mr. McDowell is not advocating such a drastic measure. He believes in the Company’s products and the priceless value they provide to end-users. However, as a business, there does need to be a drastic change to return Chad to consistent profitability. One very small step in the right direction would be to elect Mr. McDowell to the Board where he can attempt to focus the Board and Management on sales and marketing.

Our Plan for Chad

           Should Mr. McDowell be elected to the Board he intends to put behind him all the negative personal attacks leveled at him by Management. In the spirit of a new beginning and one of cooperation, Mr. McDowell intends to suggest that Chad:

  restore the company's focus on sales and marketing.
  implement a marketing driven business plan, including a thorough review of the sales delivery process and how sales are measured with an eye toward replacing manufacturer’s reps (who have no loyalty to the Company), with direct sales reps who are acknowledged by Chad to be more effective in generating sales and whose compensation is driven only by selling the Company’s products;
  advocate for results based compensation for the Board and Management by taking into account real sales and growth numbers (not pro forma numbers) and at least in some measure, the share price, ensuring that the Board and Management will not benefit at the expense of shareholders;
  add his proven marketing and product related real world experience as a buyer of the company's products who delivered them to end users;
  focus R&D efforts on innovative and revolutionary respiratory products; and
  add independence and sales experience to a Board, which we believe, is too focused on technology and too closely aligned with Management.

           We urge you to vote for the election of Mr. McDowell to the Board of Directors. Your vote is important. Regardless of the number of shares you own, please vote as recommended by McDowell Investments by signing, dating and mailing your GOLD proxy card in the postage-paid envelope provided. Do not return any WHITE proxy card you receive from management even as a protest vote, it will invalidate your GOLD proxy card and only your latest dated proxy card will be voted. Please act today.

           This letter is being mailed to shareholders on or about August 25, 2003.

           Thank you for your consideration.

McDowell Investments, L.P.

Kevan D. Acord,
Manager of MGM Holdings, LLC, the General Partner of McDowell Investments, L.P.

           In connection with our solicitation of proxies with respect to the 2003 annual meeting of Chad, McDowell Investments, L.P. has filed with the Securities and Exchange Commission (the “SEC”) and disseminated to shareholders a definitive proxy statement dated August 11, 2003. Shareholders are advised to read the proxy statement as it contains important information, including information regarding the participants in our solicitation and their interest in Chad. Shareholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Shareholders may also obtain a free copy of our proxy statement by contacting N.S. Taylor & Associates, Inc. in the manner described below.

           If your shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to McDowell Investments in the postage-paid envelope provided. If you hold your shares in the name of one or more brokerage firms, banks or nominees, only they can vote your shares and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a GOLD proxy card on your behalf. You should also promptly sign, date and mail your GOLD proxy card when you receive it from your broker. Please do so for each separate account you maintain.

—— IMPORTANT ——

Please be sure to mark, sign, date and return your GOLD proxy card. We urge you not to sign any proxy card sent to you by Chad Therapeutics, Inc. If you execute a later dated white proxy card, even as a protest vote, it will invalidate your GOLD proxy to elect our nominee. If you have executed a white proxy card, you are legally entitled to change your vote, only your latest dated proxy card will be voted.

WE URGE YOU NOT TO SIGN A WHITE PROXY CARD.

If you have questions or need assistance with voting your shares, please contact
N.S. Taylor & Associates, Inc. who is assisting us with this matter.

N.S. Taylor &Associates, Inc.

1.866.470.3400

Form of Proxy

Proxy

Chad Therapeutics, Inc.
Annual Meeting of Shareholders

This Proxy is Solicited by McDowell Investments, L.P.,

The undersigned hereby appoints Monte G. McDowell and Kevan D. Acord, and each of them, as proxies, with full power of substitution, to vote the shares of Chad Therapeutics, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on September 9, 2003 at 10:00 a.m. local time, or at any adjournment or postponement thereof, upon the matters set forth in McDowell Investments Proxy Statement and upon such other matters as may properly come before the meeting, and revokes any previous proxies with respect to the matters covered by this proxy. McDowell Investments recommends that you vote in favor of our nominee listed below.

This proxy will be voted as directed or, if no directions are given, the proxies will vote FOR the election of Monte G. McDowell and in their discretion on any other matters that may properly come before the meeting that McDowell Investments is not aware of at this time and does not become aware of a reasonable time before the meeting. McDowell Investments will cumulate votes in favor of Mr. McDowell as allowed by Section 708 of the California Corporations Code.

Please complete, sign and date the reverse side of this proxy card and return it in the enclosed envelope.

1.    Election of Directors

McDowell Investments’ Nominee

Election of Monte G. McDowell.

[  ] For Monte G. McDowell               [  ] Withhold For Monte G. McDowell

2.    Ratification of the appointment of KPMG LLP as independent Certified Accountants and Auditors. (McDowell Investments makes no recommendation on the ratification of the appointment of the auditors.)

[  ] For             [  ] Against          [  ] Abstain

Dated:

_________________________________________

_________________________________________
Signature

_________________________________________
Signature

Note:  This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon and return promptly in the enclosed envelope. Persons signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

[  ] Please place an “X” here if you plan to attend the meeting.